November 7, 2013

Eran Vanounou
Hagai 9 Street
Ramat-gan Israel

Dear Eran:

I am pleased to offer you the position of Chief Technology Officer at LivePerson, based in Ra'anana, Israel with your approximate scheduled start date toward the end of January 2014, to be mutually agreed and finalized by Employee and Company. This letter confirms the key terms and conditions of our employment offer to you:

•	You will be paid salary at a rate of 104,000 NIS (gross) per month according to our standard Israel payroll practices as they may exist from time to time

•
You will be eligible to participate in the LivePerson bonus plan as it exists from time to time under terms comparable to other LivePerson employees of similar role and responsibility. Your annual target bonus will be US$130,000. Achievement of your bonus target and actually payout will be based upon the Company's financial performance as well as individual MBOs applicable to the relevant fiscal year, all to be further detailed in your     annual bonus plan and pursuant at all times to the Company's then-current bonus practices. Bonus payments will be made in local currency, to be converted from US dollars to NIS at the time of payment. During your first year of employment, your annual target bonus will be prorated for actual months of service during the year. LivePerson reserves the right to amend or terminate its bonus plan or any terms or criteria thereunder, and corresponding policies, at any time.

•
You will be granted an unvested option to purchase 110,000 shares of LivePerson common stock which grant and strike price will be set and subject to approval by the LivePerson Board of Directors on the first option grant date following your employment start date, which is expected to occur in February 2014. This option will be granted under the terms and conditions of the LivePerson 2009 Stock Incentive Plan and the Notice of Grant of Stock Option and Stock Option Agreement in effect as of your start date (the "Plan Documents"), which will be issued to you at the time of the grant. This option will vest in equal increments of 25% annually over four (4) years, beginning on the first anniversary of the grant date, subject to your continued service to the Company through each vesting date and the terms of the Plan Documents.

•
Your direct employment will be with the Company's subsidiary in Israel, LivePerson Ltd. With respect to the duties and responsibilities of your role you will also take direction from and have full obligations to LivePerson, Inc. (the parent company of LivePerson Ltd.).

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You will be eligible for vacation in accordance with LivePerson's vacation policy as it exists from time to time. Under the current policy, you will accrue vacation at the rate of 1.85 days vacation per month (22 days per full year), subject to the LivePerson vacation policy, as it may be amended from time to time.

•
You will be eligible to enroll in the applicable local LivePerson health and other benefits programs on the first day of the first full calendar month of your employment subject to the terms and conditions of the applicable plans and policies as they may exist from time to time and as further described in the attached Rider A, your direct employment contract with the Company's subsidiary LivePerson Ltd ("Israel Employment Terms).

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In connection with your acceptance of the position and employment with the Company, you will be covered by the relevant insurance and indemnification policies and practices of the Company and its subsidiary LivePerson Ltd to the same extent such policies apply to all employees or to all employees of similar role and responsibility, including without limitation the Company's Directors and Officers Insurance policies and standard indemnification agreements and practices.

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This offer is made contingent upon your successful completion of the Company's pre-employment procedures, including reference and background verification of your prior employment and other information provided by you during the interview process, as well as proof of identity and authorization to work under applicable laws, In addition, this offer is made contingent upon your execution of the Company's standard Israel Employment Contract, Code of Conduct, Confidential Information and Invention Assignment Agreement, and similar agreements required of all employees, and your ability to start employment within a reasonable time from the target start date set forth above acceptable to Company.

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By signing this letter you confirm that to the best of your knowledge you are not subject to any agreement, with a prior employer or otherwise, which would prohibit, limit or otherwise be inconsistent with your employment at LivePerson or prevent you from performing your obligations to LivePerson following your start date with LivePerson. Additionally, please be advised that it is LivePerson's corporate policy not to obtain or use any confidential, proprietary information or trade secrets of its competitors or others, unless it is properly obtained from sources permitted to disclose such information. By signing this letter below, you are acknowledging that you have been advised of this policy and that you accept and will abide by it during your employment with LivePerson, and you are also agreeing that you will not use or disclose any confidential or proprietary information of LivePerson to any third party, including any previous or subsequent employer.

•	Your employment with LivePerson is at-will and may be terminated by you or LivePerson at any time with or without cause subject only to the provisions below and in the attached Rider A.

•
In the event that your employment is terminated by the Company without Cause, and provided that within sixty (60) days following your termination date you timely execute and do not revoke a separation and release agreement drafted by and satisfactory to the Company (the "Separation Agreement"), the Company will provide you with 120 days notice, or at the Company's option, 120 days of your then-current base salary, payable in accordance with the Company's standard payment procedures and subject to your Israel Employment Terms. For the avoidance of doubt, the foregoing severance shall not be paid in the event that your employment is terminated due to your voluntary resignation except as required by applicable law. In the event that you at any time wish to voluntarily terminate your employment you will provide the Company with at least 120 days notice as set forth in your Israel Employment Terms. For clarification, the severance provisions above will apply in the event that your employment is terminated by Company or any successor to Company unless your employment is terminated due to one or more of the circumstances described in the definition of "Cause" below.

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For purposes hereof, "Cause" shall mean a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) you materially failed to perform your specified or fundamental duties to the Company or any of its subsidiaries, (ii) you were convicted of, or pled nolo contendere to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) you engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (iv) you failed to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors. or (v) you breached any non-disclosure. Non-solicitation or other restrictive covenant obligation to the Company or any of its subsidiaries.

•
This letter shall not be construed as an agreement (either express or implied) to employ you, or for any guaranteed term of employment, and shall in no way alter the Company's policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice (except as expressly provided above). This letter, together with the terms and conditions of your Israel Employment Terms, the Code of Conduct, the Confidential Information and Invention Assignment Agreement, and all similar Company agreements and policies applicable to all employees or applicable to all employees of similar role and responsibility, comprise the complete terms of your employment with the Company.

Please indicate your acceptance of this offer by signing below and returning one copy to me. You will also receive additional information about LivePerson as well as some forms and documents that you must complete prior to your start date. Your employment is contingent upon the return of the requested material. If you have any questions, please do not hesitate to contact me.

LivePerson is a dynamic organization with tremendous growth opportunities. We look forward to you joining us and hope that you share our excitement for the opportunity it presents to everyone on the team.

Sincerely,

/s/ Robert LoCascio
Robert LoCascio
CEO

Accepted by:	/s/ Eran Vanounou	11/7/2013
	Name	Date

RIDER A
Employment Contract with LivePerson Ltd

RIDER A

(Manager)

EMPLOYMENT AGREEMENT
Constituting also Notice to the Employee as required by law
Signed on November 7, 2013

Between:    Eran Vanounou (Hereinafter the "Employee")

And:         Liveperson Ltd
I.D number 512796756
(Hereinafter the "Company")

1.    Employment
The Company agrees to employ the Employee in the position of Chief Technology Officer and the Employee agrees to perform services and be employed by the Company in said position in accordance with the terms and conditions set forth in this Agreement, together with the attached offer letter (the "Offer Letter").
The Employee's direct manager will be the CEO of LivePerson, Inc., (the parent company of Company) and the Employee will report to him/her directly.
2.    Term of Agreement
2.1.     The term of this Agreement shall commence on the Employee's start date of employment toward the end of January, 2014, with precise date to be finalized by Employee and Company, and shall continue until a written notice of termination is given, as provided in this Agreement below.
2.2.     The Employee's regular place of employment shall be in the Company's Offices in Israel, located at Ra'anana, and might include travel and periods of work abroad according to the requirements of the job.

3.     The Employee's Undertakings
3.1.     During the entire Term, the Employee shall provide his/her services and shall be bound by his/her obligations under the position in accordance with directives received from the General Manager of the Company and shall report to his/her direct manager.
3.2.     During the entire Term, the Employee will devote, subject to the provisions of this Agreement, all of his/her working time toward fulfilling his\her obligations and duties to the Company and will carry out his\her job faithfully and devotedly, in accordance with the objectives of the Company, as defined by the Company's Board of Directors, from time to time.
3.3.     The Employee shall notify the Company immediately of every matter or transaction in which he\she has a significant personal interest and/or which might create a conflict of interest with his/her position in the Company.

4.    Compensation

4.1.     As a base salary for the Employee's services to the Company, the Company will pay the Employee the amount of 104,000 NIS (gross) per month. The salary will be adjusted to the cost of living in accordance with the then applicable law (`Tosefet Yoker").

4.2.     Since the Employee is employed in a managerial position, the Employee declares and agrees, that the Hours of Work and Rest Law ,5711-1951 does not apply to him/her. Therefore, the Employee is not entitled to any compensation for working overtime hours, and his/her Compensation includes compensation for any overtime work that should be required from time to time, all according to the Company's needs and demands.

4.3.     Therefore, the Employee agrees and confirms, that if he/she shall raise a demand contradicting the aforementioned and claim payments for overtime work, his/her salary shall be recalculated at 80% of his/her salary according to the Agreement, and the Employee shall be obliged to refund the difference to the Company.

4.4.     Compensation will also include the stock options and bonus eligibility described in the Offer Letter and subject to the terms and conditions set forth therein.

5.     Company Car/ Expenses

5.1.     The Employee shall have the option to choose, for his/her use, a vehicle, in an operational leasing plan, in the same terms and conditions that shall be applicable to the Company's employees, at the relevant date, and according to the vehicle procedure which exists in the Company and constitutes as an unseparateble part of this Agreement herein. In the event that the Employee chooses to take such vehicle, he/she agrees to the deduction of a monthly amount as detailed in the vehicle procedure (including for the purpose of social contributions). All tax consequences of the Employee's benefits under this section shall be borne by the Employee, and shall be deducted from the Employee's Compensation.

5.2.     The Employee confirms that he is aware that the Company is engaging with the leasing company in a multiple year program and in case he/she shall decide to receive a vehicle he/she undertakes to maintain the vehicle throughout the leasing period. If the Employee decides to return the vehicle within the leasing period,, as determined in the vehicle agreement, he/she shall be liable for the full payment which the Company shall pay the leasing company, and such payment shall be deduced from his/her salary. Maintenance payments for the vehicle shall be borne by the Company, excluding traffic and/or parking fines which shall be borne by the Employee and excluding any other sum, as determined in the Company's vehicle procedure.

5.3.     The Employee undertakes to pay such fines and/or payments, immediately upon the receipt of any such fines and/or payments.

5.4.     The Employee hereby agrees that the Company shall be entitled to deduct, from any sum due to the Employee, the sums which are due by the Employee, including for traffic fines and/or other payments related to the vehicle and/or to the driver of the vehicle.

5.5.     The Company shall participate in the Employee's transport expenses to work and back, in the sum of 1,000 NIS per month.

6.     Severance Pay and Managers' Insurance
6.1 The Company shall pay and deduct (as detailed hereinafter) from the Employee's Monthly Salary defined in section 4 above, on behalf of the Employee, the following amounts to a Managers' Insurance Policy (the "Managers' Insurance"), and/or a comprehensive pension plan("Pension Plan"), according to the Employee's choice, (severally or jointly, as applicable, the "Insurance") through an insurance company according to the Employee's choice, to be divided as follows:

6.1.1 Managers' Insurance: The Company shall pay a sum of up to 13.3% of the Employee's Monthly Salary towards the Insurance, of which 8.33% will be on account of severance pay and 5% on account of pension fund payments (the "Tagmulim") and up to a further 2.5% of the Employee's Monthly Salary on account of disability pension payments. The Company shall deduct 5% from the Employee's Monthly Salary to be paid on behalf of the Employee towards such Insurance.

6.1.2 Pension Plan: The Company shall pay a sum of up to 14.3% but not less than 13.33% of the Employee's Monthly Salary towards the Pension Plan, of which 8.33% will be on account of severance pay and 6% on account of pension fund payments (the "Tagmulim"). The Company shall deduct 5.5% from the Employee's Monthly Salary to be paid on behalf of the Employee towards such Insurance.

6.1.3 The Parties hereby accept the terms of the General Approval Regarding Employer Payments to Pension Fund

and Insurance Policy In Lieu of Severance Pay and declare that the payments specified in this subsection 6.1 are in lieu of all the Company's obligations under the Severance Pay Law, 5723-1963. The General Approval Regarding Employer Payments to Pension Fund and Insurance Policy En Lieu of Severance Pay is attached as appendix A herewith and constitutes an integral part hereof.

7.    Study Fund Contributions
The Company shall pay a sum equal to 7.5% of Employee's Monthly Salary and shall deduct 2.5% from the Employee's Salary to be paid on behalf of the Employee to the Study Fund in which the Company participates.
8.    Recreation Payment
Recreation payment ("D'mei Havra'a") shall be paid as required by law.

9.    Vacation and Sick Leave

9.1     The Employee shall be entitled to an annual paid vacation of 22 days per year. The Employee shall use all of his/her vacation days and the annual vacation can be accumulated only up to one year and a half. The Employee will be entitled to a vacation at the dates that suit his/her needs, but only upon advance coordination and prior approval of such vacation with his/her supervisor.

9.2     The Employee shall be entitled to up to 18 days per year as Sick Leave according to the then prevailing applicable law.

10. Termination of Agreement

10.1     The Company and the Employee shall both have the right to terminate the Employee's employment with the Company at any time during the Term upon giving a prior written notice of 120 days.
During the Termination Notice Period, the Employee will continue to provide his/her services and cooperate with his/her replacement unless the Company terminates the employer-employee relationship prior to the end of the Termination Notice Period. During the Termination Notice Period, the Company will continue to pay the Employee all payments and honor all commitments owed to the Employee in accordance with this Agreement. Without derogating from any of the Company's rights, the Company may elect to terminate the Employment forthwith, and to pay the Employee the payments then due to him/her under any applicable law in lieu of an Early Notice Period. Such payments shall be calculated solely on the basis of the Compensation.

10.2     The Company may terminate the Employee's employment immediately for cause. For purposes of this Agreement, termination for "cause" shall mean a determination by the Company (which determination shall not be arbitrary or capricious) that: (i) you materially failed to perform your specified or fundamental duties to the Company or any of its subsidiaries, (ii) you were convicted of, or pled no contest to, a felony (regardless of the nature of the felony), or any other crime involving dishonesty, fraud, or moral turpitude, (iii) you engaged in or acted with gross negligence or willful misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of your duties and responsibilities to the Company or any of its subsidiaries, (iv) you failed to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board of Directors, or (v) you breached any non-disclosure, non-solicitation or other restrictive covenant obligation to the Company or any of its subsidiaries. If the employment of the Employee is terminated for cause, then the Employee shall only be entitled to severance pay in the amount required by law, if required.
10.3     In the event of any termination of his/her employment, for whatever reason, the Employee will promptly deliver to the Company all (i) documents, data, records and other information pertaining to his/her employment or any Proprietary Information (as defined in Section 12 below) or any Company Inventions    (as defined in Section    11 below), and    (ii) any other equipment belonging to the Company in the Employee's possession or under his/her control (including without limitation the Company car), and the Employee will not take with him/her any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to his/her employment or any Proprietary Information or Company Inventions.
10.4     The undertakings of the Employee herein with respect to Proprietary Information, Disclosure and Assignment of Inventions and Non-Competition shall survive the end or termination, for any reason, of this Agreement, and shall survive the termination of the Employee's employment with the Company,
11.    Confidentiality and Proprietary Information

11.1.     During the Term and thereafter the Employee shall preserve the confidentiality of all information related to the business and activities of the Company, including all information relating to its technology, products, suppliers and clients, and shall not reveal any such information to a third party of any kind.
11.2     All right, title and interest in and to any of the products, materials, methods, processes, techniques, know-how, data, information and other results whatsoever, discovered or occurring in the course of or arising from the performance of the work of the Employee under the Agreement, and for a period of 6 (six) months following the termination of the employment under this Agreement, and any rights in respect thereof, either registered title and copyrights or not, and all said rights the extent they derive from the work of the Employee under this Agreement, and in and to any drawings, plans, diagrams, specifications, and other documents containing any said information, shall vest in the Company exclusively.
11.3     The Employee undertakes not to use or disclose any confidential information or trade secrets, if any, of any former employer or other third party to whom the Employee has an obligation of confidentiality, and the Employee will not bring onto the premises of the Company or use or disclose any unpublished documents or any property belonging to any former employer or other third party to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or other third party. The Employee acknowledges that in the performance of his duties he must only use information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
11.4     In addition, and without derogating from the above, and with accordance to section 134 to the Patents Law, 5727 - 1967 (hereinafter: the Patents Law), the Employee hereby gives up on all and any right and/or payment of royalties and/or payments of compensation and/or any payment and/or any right with regards to all and any service invention as defined in section 132 of the Patents Law or any other invention the Employee may invent during his employment.

12.    Non-competition

12.1     The Employee agrees that during the term of this Agreement and any extensions hereof and for a period of one (1) year after he/she ceases to be employed by the Company he/she will not, for his/her own account or as an employee, officer, director, partner, joint venture, shareholder, investor, consultant or otherwise (except as an investor in a corporation whose stock is publicly traded and in which Employee holds less than 5% of the outstanding shares) interest himself in or engage in any Competitive Activity anywhere in the world. For the purpose of this clause, "Competitive Activity" shall mean the development, production, sales and/or marketing of any product that competes with any product developed and/or produced by the Company, or is in the process of being developed and/or produced by the Company, during the Employee's employment.

12.2     The Employee agrees that during a period of one year from termination of this Agreement or any extension hereof he shall not employ directly or indirectly any individual then employed by the Company.

12.3     The Employee acknowledges that the restricted period of time and geographical area specified under paragraph 12.1 hereof are reasonable, in view of the nature of the business in which the Company is engaged, the Employee's knowledge of the Company's Business and products and the Compensation he/she receives.

12.4     Notwithstanding anything contained in paragraph 12.3 to the contrary, if the period of time or the geographical area specified under paragraph 12.1 and 12.2 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding.

12.5     The Employee acknowledges that the Compensation he/she receives hereunder is paid, inter alia, as consideration for his/her undertaking contained in this section.

13.     Miscellaneous

13.1     Any tax consequences and/or national security payments arising from or in connection to this Agreement shall be borne solely by the Employee.

13.2     This Agreement represents the entire agreement of the Parties and may be amended only by a written amendment executed by both parties.

13.3    This Agreement shall be governed by the law of the state of Israel.

In WITNESS WHEREOF, the parties have signed this Agreement on the date set forth above.

/s/ Robert LoCascio	/s/ Eran Vanounou
The Company	The Employee

Appendix A
General Authorization (Combined Version) Regarding Employee Payments to a Pension Fund and Insurance Fund In Lieu Of Severance Pay
In Accordance with the Severance Pay Law 5723-1963
updated as of Feb. 18, 2001
By virtue of my authority under Section 14 of the Severance Pay Law 5723-19631 (hereinafter, "The Law"), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for his employee, for a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-19642 (hereinafter, "A Pension Fund"); or for manager's insurance that includes an option for benefit payments or a combination of payments into a benefits scheme and a non-benefits scheme3 in the said insurance fund (hereinafter, "Insurance Fund"), including payments that were made as a combination of payments to a Pension Fund and an Insurance Fund, whether or not the Insurance Fund has a benefits scheme (hereinafter, "Employer Payments"), shall be in lieu of the severance pay to which the said employee is entitled against the wages from which the said payments were paid and the period for which they were paid (hereinafter, "The Exempted Salary"), and provided the following conditions shall be present:

1.     Employer payments -
(A) to a Pension Fund are not less than 14 1/3 of the Exempted Salary, or 12% of the Exempted Salary if the employer pays for his employee, in addition to this, supplementary severance payments into a severance pay fund or an Insurance Fund under the name of the employee, at a rate of 2 1/3% of the Exempted Salary. If, in addition to the 12%, the employer does not pay the said 2 1/3%, his payments shall be only in lieu of the 72% of the employee's severance pay.
(B) to an Insurance Fund are not less than one of the following:
(1) 13 1/3% of the Exempted Salary, if the employer pays for his employee additional monthly income supplement benefits in the case of an employee's inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2.5% of the Exempted Salary, whichever is lower (hereinafter, "Payment for the Loss of Ability to Work Insurance");
(2) 11% of the Exempted Salary, if the employer paid an additional payment for the Loss of Ability to Work Insurance, and in such case the employer's payments shall be in lieu of 72% of the employee's severance compensation only; if, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer's payments shall be in lieu of 100% of the employee's severance pay.

2.     Not later than three months from the commencing of the performance of the employer's payments a written agreement shall be prepared between the employer and the employee, which shall include:
(A) The employee's agreement to an arrangement in accordance with this authorization, in wording that specifies the employer's payments and the Pension fund, as relevant; the said agreement shall also include the wording of this authorization;
(B) 5The employer's prior waiver of any right he may have to a financial reimbursement from his payments, unless the employee's right to severance pay is rescinded by a judicial decree, by virtue of paragraphs 16 or 17 of the Law,6 and if rescinded or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident; in this regard, a "qualifying incident" - death, disability or retirement at the age of 60 or older.
(C) This authorization shall not derogate from the employee's right to severance pay under the law, collective agreement, and expansion order or employment contract, for wages exceeding the Exempted Salary.
1 Legal Code 5723, p. 136.
2 Collection of Regulations 5724, p. 1302.
3 Amendment: Gazette 4970, p. 1949, 5761 (Mar. 12, 2001).
4 Amendment: Gazette 4970, p. 1949, 5761 (Mar. 12, 2001).
5 Amendment: Gazette 4803, 5760 (Aug. 23, 1999).
6 Amendment: Gazette 4970, p. 1949, 5761 (Mar. 12, 2001).

(-)
Eliyahu Yishai
Minister of Labor and Social Affairs

/s/ Robert LoCascio	/s/ Eran Vanounou
The Company	The Employee